EXHIBIT 23


KPMG Peat Marwick LLP
Suite 2000
1211 South West Fifth Avenue
Portland, OR  97204


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Willamette Industries, Inc.:

We consent to incorporation by reference in the Registration Statements No. 33-5847, No. 33-40504, No. 33-59515 and No. 33-59517 on Form S-8 and No.
333-32647 on Form S-3 of Willamette Industries, Inc. of our report dated February 11, 1999, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Willamette Industries, Inc.

                            /S/ KPMG PEAT MARWICK LLP

Portland, Oregon
March 9, 1999